ARTICLES OF AMENDMENT
                                    TO THE
                         ARTICLES OF INCORPORATION OF
                            IMPORT DYNAMICS, INC.


     Pursuant to the provisions of the Nevada Business Corporation of the undersigned Corporation hereby adopts the following Articles of Amendment to its Articles or incorporation:

FIRST:     The name of the Corporation is Import Dynamics, Inc.

SECOND:    The following Amendments to the Articles of incorporation was duly adopted by the shareholders of the corporation.

         Article I of the Articles of Incorporation is hereby Amended as follows;

         The name of the Corporation is Peak Performance Products, Inc.

         Article IV of the Articles of Incorporation is hereby amended as follows:

         The aggregate number of shares which the corporation shall have authority to issue is 40,000,000 shares capital stock with a par value of $.001 per share, each of which shall have equal voting rights.

         A reverse split is involved with this change in capitalization. Shares with a par value of .00001, will equal 1/5 of a share par value $.001. Five shares par value .00001 equal one share of par value $.001.

THIRD:     The foregoing Amendment to the Articles of incorporation was adopted by the shareholders of the corporation on the 30th day of April, 1905 in the manner prescribed by the laws of the State of Nevada.

FOURTH: The number of shares outstanding on said date was 80,900,000 shares and the number of shares entitled to vote was 80,900,000.

FIFTH: The number of shares voted for said Amendments was 57,520,500 shares and the number of shares voted against such Amendment was none.

SIXTH:   No class was entitled to vote thereon as a class.

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SEVENTH: The manner in which any exchange reclassification or cancellation of issued and outstanding shares provided here shall be effected as follows:

         Name Change
         Capitalization
         Reverse split, shares with a par value .00001 will equal 1/5 of a share par value $.001. Five shares par value .00001 equal one share of par value $.001.


                                          /s/ James A. Egide
                                          -----------------------------
                                          James A. Egide
                                          President


                                          /s/ Monroe Arndt
                                          -----------------------------
                                          Monroe Arndt
                                          Secretary

STATE

COUNTY

          On the 30th day of April, 1985, personally appeared before me the above signed persons, known to me to be the President and Secretary of Import Dynamics and upon being duly sworn did state that the foregoing instrument was voluntarily signed by them for the purpose above stated.

                                          /s/ Charles David Kahn
                                          -----------------------------
                                          Notary Public

Commission Expires March 30, 1986